                      NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Fourth Quarter and Fiscal 2010 Results

•	Net sales for Q4 FY 2010 increased 22% to $24.3 million from Q4 of FY 2009, and were up 27% sequentially from Q3 of FY 2010.

•	Company’s continuing operations regained profitability, with Q4 FY 2010 continuing operations EPS of $0.02 per share, including pension expense of $.07 per share.

•	Q4 FY 2010 bookings were $25.6 million, a 61% increase over Q4 FY 2009; Q4 FY 2010 bookings for material handling products were up 17% over prior year Q4.

•	Renewable energy sales growth accelerating, with Q4 FY 2010 sales of $5.8 million, a 116% sequential increase from Q3 FY 2010.

•	FY 2011 results expected to improve over FY 2010 due to higher sales volume and an expected $1.7 million reduction in pension expense in FY 2011.

Menomonee Falls, WI, August 19, 2010 -- Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its 2010 fiscal year and fourth quarter ended June 27, 2010.

Fourth Quarter Results
In its fourth quarter of fiscal 2010 Magnetek recorded revenue of $24.3 million, a 22% increase from the fourth quarter of fiscal 2009 and a 27% sequential increase from the third quarter of fiscal 2010.  The increase in sales from the prior year quarter reflects accelerating sales growth in the Company’s renewable energy product line, partially offset by lower sales of material handling and mining products.  Based on the increased sales volume, the Company’s continuing operations were profitable in the fourth quarter of fiscal 2010.
“We’re very encouraged by both our incoming order rate and our sales growth in the fourth quarter, and are pleased to report that our continuing operations returned to profitability.  Each of our primary served markets experienced a sequential increase in sales over third quarter levels.  Sales of wind inverters for renewable energy applications grew to nearly $6 million in the fourth quarter and comprised nearly 25% of total company revenue.  We continue to believe renewable energy markets present our greatest near-term growth opportunities, as evidenced by our growth rate in the fourth quarter,” said Peter McCormick, Magnetek’s president and chief executive officer.

Gross profit amounted to $7.2 million (29% of sales) in the fourth quarter of fiscal 2010 versus $6.7 million (34% of sales) in the same period a year ago.  The increase in gross profit was mainly due to higher sales volume of wind power inverters.  The decrease in gross margin as a percentage of sales from the prior year was due to a less favorable sales mix, with lower sales of products for material handling and mining applications.  Gross profit in the third quarter of fiscal 2010 was $5.5 million, or 28% of sales.
Total operating expenses, consisting of research and development (R&D), pension expense and selling, general and administrative (SG&A) costs, were $6.3 million in the fourth quarter of fiscal 2010, compared to operating expenses of approximately $5.7 million in the prior-year period.  Current year fourth quarter operating expenses were impacted by significantly higher pension expense, which increased to more than $2.0 million in the fourth quarter of fiscal 2010 from $0.8 million in the prior year fourth quarter.  Excluding the increase in pension expense in the current year, fourth quarter operating expenses decreased year-over-year by approximately $0.7 million.  In response to lower levels of sales throughout the economic downturn, the Company has reduced its fixed costs by nearly $5 million annually, and management continues to look for further actions to improve efficiency and further reduce the Company’s fixed cost structure.  Income from operations in the fourth quarter of fiscal 2010 was $0.9 million, comparable to income from operations of $1.0 million for the same period last year despite the significant year-over-year increase in pension expense.
Income from continuing operations after provisions for income taxes in the fourth quarter of fiscal 2010 amounted to $0.6 million or $.02 per share, comparable to income from continuing operations of $0.7 million, also $.02 per share, in the same period last year.
Including results of discontinued operations, the Company recorded a net loss of $0.5 million or $.01 per share in the fourth quarter of fiscal 2010 versus net income of $0.3 million, or $.01 per share in the fourth quarter of fiscal 2009.
Cash balances decreased by $4.3 million during the fourth quarter of fiscal 2010 to $8.2 million at June 27, 2010, due mainly to $6.1 million of cash contributions to the Company’s defined benefit pension plan in the fourth quarter.  The Company elected to make an early contribution to pension plan assets of $3.0 million in June 2010, which was originally scheduled to be contributed in July 2010.

Fiscal Year Results
For fiscal year 2010, the Company recorded revenue of $80.6 million, down 18% from $98.2 million in the prior year.  Fiscal 2010 gross profit amounted to $24.1 million (30% of sales) versus $33.3 million (34% of sales) in fiscal 2009.  The year-over-year decline in revenue, gross profit and gross margin as a percentage of sales was due mainly to lower sales of material handling products, which declined $20.7 million in fiscal 2010 to $46.3 million.  Operating expenses totaled $26.4 million in fiscal 2010, a decrease of $0.8 million from $27.2 million in fiscal 2009.  Pension expense increased by $4.8 million in fiscal 2010 to $8.2 million, representing approximately $.26 on a per share basis.  Excluding pension expense, fiscal 2010 operating expenses were $18.2 million compared to $23.8 million in fiscal 2009, a reduction of $5.6 million year-over-year.  The Company recorded a loss from continuing operations of $3.2 million or a $.10 loss per share for fiscal 2010 versus income from continuing operations of $5.0 million or $.16 per share in fiscal 2009, while the loss from discontinued operations was $1.9 million or a $.06 loss per share in fiscal 2010 compared to a loss from discontinued operations of $1.7 million or a $.05 loss per share in fiscal 2009.
Including results of discontinued operations, the Company recorded a net loss of $5.1 million or a $.16 loss per share in fiscal 2010 compared to net income of $3.3 million or $.11 per share in fiscal 2009.
Fiscal 2010 cash provided by continuing operations was $8.6 million, excluding full year pension contributions of $15.6 million.

Operations and Outlook
Total bookings for the fourth quarter of fiscal 2010 were $25.6 million, resulting in a book-to-bill ratio for the quarter of 105%.  Total Company order backlog was $22.8 million at June 27, 2010, the highest level since August 2008.  The year-end backlog amount reflects an 8% increase from the prior quarter-end and a significant increase from the prior year backlog of $9.0 million, due mainly to an $11.7 million increase in the Company’s backlog of renewable energy products.   “Recent general economic indicators are somewhat mixed as to growth prospects for the second half of calendar 2010.  It appears that U.S. manufacturing activity continues to recover at a slow and measured pace as evidenced by capacity utilization rates, the leading indicator for many of our served material handling markets.  The current outlook is certainly improved from one year ago, and we are starting to see accelerated timelines for several larger green field projects in the primary metals space.  As a result, we are cautiously optimistic that conditions will continue to improve in this part of our business throughout fiscal 2011,” said Mr. McCormick.  “In addition, we remain encouraged that renewable energy projects continue to gain funding.  Our renewable energy revenues for calendar year 2010 are now projected to be near $20 million.  Renewable energy products are expected to be a significant contributor to our future sales growth, and should also contribute toward retaining profitability going forward,” added McCormick.  “Our focus for fiscal 2011 will be on maximizing growth opportunities through new product introductions and new market penetration while managing assets and investments to maximize cash flow to meet our growth initiatives and corporate obligations.  In addition, we intend to continue to pursue strategic acquisitions that can provide us with more scale, enhanced technology, or new market opportunities,” concluded McCormick.
The Company’s fiscal 2011 first quarter will consist of 14 weeks as compared to 13 weeks in its fiscal 2010 first quarter.  Historically the Company’s first fiscal quarter has been seasonally slower from a sales standpoint, particularly in material handling.  Given these two factors the Company currently expects sales for the first quarter of fiscal 2011 to reflect a slight sequential decrease from the current year fourth quarter sales of $24.3 million.   Gross margins in the first quarter of fiscal 2011 are expected to be near the Company’s 30% target. Operating expenses in the first quarter of fiscal 2011 should be near the same level as operating expenses in the fourth quarter of fiscal 2010, due mainly to lower non-cash pension expense, offset by increased spending on research and development and sales and marketing expenses aimed at increasing sales volume, as well as additional payroll and other fixed costs from inclusion of a 14th week in the quarterly results.
For the full fiscal 2011 year, the Company is currently projecting revenue to grow between 15% and 20% from $80.6 million in fiscal 2010.  Gross margins in fiscal 2011 are expected to be near the Company’s stated 30% objective.   Total operating expenses are expected to remain relatively flat with the actual fiscal 2010 amount of $26.4 million.  The Company’s current financial projections reflect a reduction in annual pension expense, which is expected to be offset by higher selling expenses, increased spending on research and development, and increased incentive compensation provisions.
As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003.  Based mainly on the number of participants and decreasing interest rates over the past several years, the Company recorded a significant non-cash pension expense in fiscal 2010.  Fiscal 2011 annual pension expense is expected to decrease annually from $8.2 million in fiscal 2010 to approximately $6.5 million in fiscal 2011, a decrease of approximately $0.4 million on a quarterly basis.  The expected fiscal 2011 decrease in non-cash pension expense from fiscal 2010 levels is due mainly to higher pension plan asset values resulting from contributions made in fiscal 2010 as well as positive returns on assets experienced during fiscal 2010.  Pension expense for accounting purposes for fiscal 2011 is measured using asset and liability values as of June 27, 2010.  Turning to pension funding obligations, which impact cash flows, the Company has made cash contributions to the pension plan of nearly $58 million since December 2006.  In June 2010, federal legislation was passed which, among other things, provided pension funding relief for employers with defined benefit pension plans.  The Company is currently working with its actuaries to determine which available relief option would best benefit the Company.  Based on preliminary estimates of its funding obligation, including the impact of funding relief, the Company currently expects to make cash contributions to its pension plan of approximately $12 million during fiscal 2011.

Company Webcast
This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2010 fourth quarter and full year results.  The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com.  A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days.  A replay of the call also will be available through August 26, 2010, by phoning 706-645-9291 (Conference ID # 88737672).
Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and full fiscal year 2011.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)		Twelve months ended
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	June 27,	June 28,	June 27,	June 28,
Results of Operations:	2010	2009	2010	2009
Net sales	$24,320	$19,998	$80,571	$98,221
Cost of sales	17,156	13,279	56,443	64,897
Gross profit	7,164	6,719	24,128	33,324
Research and development	904	824	3,802	3,522
Pension expense	2,051	846	8,206	3,385
Selling, general and administrative	3,311	4,088	14,434	20,271
Income (loss) from operations	898	961	(2,314)	6,146
Interest income	(2)	(14)	(29)	(138)
Income (loss) from continuing operations
before provision for income taxes	900	975	(2,285)	6,284
Provision for income taxes	261	246	873	1,315
Income (loss) from continuing operations	639	729	(3,158)	4,969
Loss from discontinued operations	(1,107)	(444)	(1,943)	(1,686)
Net income (loss)	$(468)	$285	$(5,101)	$3,283

Per common share - basic and diluted:
Income (loss) from continuing operations - basic and diluted	$0.02	$0.02	$(0.10)	$0.16
Loss from discontinued operations - basic and diluted	$(0.04)	$(0.01)	$(0.06)	$(0.05)
Net income (loss) per common share - basic and diluted	$(0.01)	$0.01	$(0.16)	$0.11

Weighted average shares outstanding:
Basic	31,178	30,913	31,078	30,851
Diluted	31,408	30,949	31,351	30,942

	Three months ended
	(Unaudited)		Twelve months ended
	June 27,	June 28,	June 27,	June 28,
Other Data:	2010	2009	2010	2009
Depreciation expense	$228	$264	$1,002	$1,043
Amortization expense	14	18	53	53
Capital expenditures	181	142	1,158	807

Magnetek, Inc.
Consolidated Balance Sheets
(in thousands )

	June 27,	June 28,
	2010	2009
Cash	$8,244	$18,097
Restricted cash	262	262
Accounts receivable	16,436	11,598
Inventories	10,285	12,617
Prepaid and other	480	1,242
Total current assets	35,707	43,816

Property, plant & equipment, net	3,825	3,649
Goodwill	30,443	30,359
Other assets	6,125	6,256
Total assets	$76,100	$84,080

Accounts payable	$9,887	$5,716
Accrued liabilities	4,953	6,313
Current portion of long-term debt	4	11
Total current liabilities	14,844	12,040

Pension benefit obligations, net	77,914	76,849
Long-term debt, net of current portion	-	4
Other long-term liabilities	1,461	1,615
Deferred income taxes	5,818	4,863

Common stock	312	309
Additional paid-in capital	138,965	138,094
Accumulated deficit	(6,622)	(1,521)
Accumulated other comprehensive loss	(156,592)	(148,173)
Total stockholders' equity (deficit)	(23,937)	(11,291)

Total liabilities and stockholders' equity	$76,100	$84,080